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                                                                     EXHIBIT 4.1

                            CERTIFICATE OF AMENDMENT

                                       TO

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                          VELOCITY EXPRESS CORPORATION


     The undersigned, the Secretary of Velocity Express Corporation, a Delaware corporation (the "Corporation"), does hereby certify as follows:

     1. The name of the Corporation is Velocity Express Corporation.

     2. Section A of Article IV of the Corporation's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") is hereby amended and restated in its entirety as follows:

     A. Authorized Capital Stock.

          This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares that this Corporation is authorized to issue is Two Hundred Million (200,000,000) shares. Of such shares, One Hundred Fifty Million (150,000,000) shall be Common Stock, par value $.004 per share and Fifty Million (50,000,000) shall be Preferred Stock, par value $.004 per share. The voting powers, designations, preferences and relative, participating, optional or other special rights (and the qualifications, limitations or restrictions thereof) of the Common Stock and the Preferred Stock are as set forth in this Article IV.

          Effective at 12:01 a.m. on April 25, 2002 (the "Effective Time"), all issued and outstanding shares of Common Stock ("Existing Common Stock") shall be and hereby are automatically combined and reclassified as follows: each five shares of Existing Common Stock shall be combined and reclassified (the "Reverse Stock Split") as one share of issued and outstanding Common Stock ("New Common Stock"), provided that there shall be no fractional shares of New Common Stock. In the case of any holder as of the Effective Time of fewer than five shares of Existing Common Stock or any number of shares of Existing Common Stock which, when divided by five, does not result in a whole number (a "Fractional Share Holder"), the fractional share interest in New Common Stock held by such Fractional Share Holder as a result of the Reverse Split shall be rounded up to one share, and such Fractional Share Holder shall own a whole number of shares of New Common Stock equal to the number of its shares of Existing Stock divided by five, rounded up to the next highest whole number of shares.

          The Corporation shall, through its transfer agent, provide certificates representing the New Common Stock to holders of Existing Common Stock in exchange for certificates representing Existing Common Stock. From and after the Effective Time, certificates representing shares of Existing Common Stock are hereby cancelled and shall represent only the right of the holders thereof to receive New Common Stock.

          From and after the Effective Time, the term "New Common Stock" as used in this Article IV.A shall mean Common Stock.

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     3. The foregoing amendment was duly approved and adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and the By-Laws of the Corporation at a meeting of the Board of Directors of the Corporation held on December 27, 2001 at which a quorum was present and acting throughout. The Board of Directors declared the advisability of the amendment and directed that the amendment be submitted to the stockholders of the Corporation for approval.

     4. At a Special Meeting of the Stockholders of the Corporation held on March 20, 2002, duly called and held in accordance with the provisions of
Section 222 of the General Corporation Law of the State of Delaware, a majority of the shares of the outstanding stock entitled to vote thereon and a two-thirds majority of the shares of the outstanding stock of each class of stock entitled to vote thereon as a class were voted in favor of the amendment in accordance with the Corporation's Certificate of Incorporation and Section 242 of the General Corporation Law of the State of Delaware.

     5. This amendment shall be effective as of 12:01 a.m. on April 25, 2002.

     The undersigned, being the Secretary of the Corporation, for purposes of amending its Certificate of Incorporation pursuant to the General Corporation Law of the State of Delaware, acknowledges that it is his act and deed and that the facts stated herein are true, and has signed this instrument on April 24, 2002.

                                       VELOCITY EXPRESS CORPORATION

                                       By: /s/ Wesley C. Fredenburg
                                           -------------------------------------
                                               Wesley C. Fredenburg
                                               Secretary